Exhibit 2.2




                      ASSIGNMENT AND ASSUMPTION AGREEMENT


     This Agreement is made as of the 16th day of March, 1994 among Thermo Electron Corporation, a Delaware corporation ("TMO"), Thermo Instrument Systems Inc., a Delaware corporation ("THI"), and Thermedics Inc., a Massachusetts corporation ("TMD"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Asset and Stock Purchase Agreement (the "Agreement") dated January 28, 1994 between TMO and Baker Hughes Incorporated ("Baker").

     WHEREAS, TMO has entered into the Agreement ; and

     WHEREAS, TMO desires to assign all of its rights and obligations under the Agreement to THI and TMD, and THI and TMD desire to assume such rights and obligations;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

  1.   Assignment.

       1.1 To THI. TMO hereby assigns to THI all of TMO's rights under the Agreement to purchase the Assets that relate primarily to the Business other than the business of Ramsey Technologies and Epsilon Industrial, and all other rights, claims and defenses of TMO incident thereto.

       1.2 To TMD. TMO hereby assigns to TMD all of TMO's rights under the Agreement to purchase the Assets and the Shares that relate primarily to the business of Ramsey Technologies and Epsilon Industrial, and all other rights, claims and defenses of TMO incident thereto.

       1.3 Mixed Assets. The parties acknowledge that certain Assets to be purchased under the Agreement may not fall clearly within the obligations described in either Section 1.1 or 1.2 above. However, THI and TMD acknowledge that the intent of this Agreement is for them to obtain all Assets to be purchased by TMO under the Agreement. In order to give effect to this intent, with respect to any Assets that do not fall clearly under either Section 1.1 or
Section 1.2 ("Mixed Assets"), THI and TMD agree that each shall reasonably cooperate with the other toward the end that each party shall realize relative a benefit from any Mixed Asset proportionate to such party's proportionate obligation to pay the Purchase Price as provided in Section 2.5.

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  2.   Assumption.

       2.1 By THI. THI hereby assumes all of TMO's obligations under the Agreement that relate to the acquisition of the Business other than the business of Ramsey Technologies and Epsilon Industrial (collectively, the "THI Obligations"), including, without limitation, all of TMO's obligations with respect to any Assumed Liabilities that relate primarily to the Business other than the business of Ramsey Technologies and Epsilon Industrial.

       2.2 By TMD. TMD hereby assumes all of TMO's obligations under the Agreement that relate to the acquisition of the business of Ramsey Technologies and Epsilon Industrial (collectively, the "TMD Obligations"), including, without limitation, all of TMO's obligations with respect to any Assumed Liabilities that relate primarily to the business of Ramsey Technologies and Epsilon Industrial.

       2.3. Mixed Obligations. The parties acknowledge that certain obligations of TMO under the Agreement, including its obligations with respect to certain Assumed Liabilities, may not fall clearly within the obligations described in either Section 2.1 or Section 2.2 above. However, THI and TMD acknowledge that the intent of this Agreement is for them to obtain all rights and assume all obligations of TMO under the Agreement. In order to give effect to this intent, with respect to all obligations of TMO under the Agreement that do not fall clearly under either Section 2.1 or Section 2.2 ("Mixed Obligations"), THI and TMD agree as follows:

            (a)  with respect to monetary obligations, THI and TMD shall each
bear a   percentage of such obligations equal to (i) the amount of the Purchase
Price to be paid by such party pursuant to Section 2.5, divided by (ii) the Purchase Price;

            (b) with respect to non-monetary obligations, THI and TMD shall each reasonably cooperate with the other to perform such obligations; and

            (c) with respect to any category of Assumed Liabilities that have been assumed only to the extent of applicable book reserves (e.g., certain tax liabilities) and which do not fall clearly within either Section 2.1 or Section 2.2, paragraph (a) of this Section 2.3 shall apply.

       2.4. Changes in Cash Position. The rights and obligations of THI and TMD under Section 4.1 of the Agreement shall be divided as follows:

            (a) A net amount owed to Baker or due from Baker, as the case may be, will be calculated with respect to each of THI and TMD as if each was the only Buyer for purposes of Section 4.1. Each calculation shall take into account, for each party only such amounts loaned by Baker to, or withdrawn by Baker from the portion of the Business to be acquired by such party. The amount calculated for each of THI and TMD pursuant to this paragraph (a) is referred to as the "Cash Adjustment Amount." The Cash Adjustment Amount shall be a positive number to the extent Baker owes money to THI or TMD and negative to the extent THI or TMD owes money to Baker; and

            (b)  In the event that an amount is owed by TMO to Baker under
Section 4.1 of the Agreement, then THI and TMD each shall pay such amount up to the amount of such party's negative Cash Adjustment Amount. In addition, to the extent that the amount paid by either THI or TMD to Baker pursuant to the preceding sentence is less than such party's negative Cash Adjustment Amount because the other party has a positive Cash Adjustment Amount, the difference
between the amount paid to Baker and such party's negative Cash Adjustment Amount shall be paid to the other party; and

            (c)  In the event that an amount is owed by Baker to TMO under
Section 4.1 of the Agreement, then THI and TMD shall each be entitled to receive a portion of such amount equal to such party's positive Cash Adjustment Amount. To the extent that either THI or TMD does not ;receive all of its positive Cash Adjustment Amount pursuant to the preceding sentence because the other party has a negative Cash Adjustment Amount, the other party shall pay such negative Cash Adjustment Amount to such party.

       2.5 Payment of Purchase Price. TMD shall be obligated to pay Baker $41,100,000 of the Purchase Price and THI shall be obligated to pay Baker the balance of the Purchase Price.

       2.6. Allocation of Purchase Price. THI and TMD each agrees to allocate the portion of the Purchase Price paid by it for the Assets and/or Shares acquired by it in a manner consistent with the allocation contained in Schedule
4.2 to the Agreement.

  3.   Allocation of Certain Rights Under Section 11 of Agreement.  Under
Section 11.3(a)(i) of the Agreement, TMO is not entitled to indemnification from Baker until the total amount of certain Losses incurred by TMO exceeds $2.5 million (the "Basket") and, except under certain circumstances, TMO is not entitled to indemnification from Baker for Losses in excess of $65 million (the "Cap"). The parties agree that THI and TMD each should bear only a proportionate amount of the Basket and a proportionate amount of the risk that aggregate indemnified Losses exceed the Cap. Therefore, the parties agree as follows:

       (a) Until the aggregate amount of Losses incurred by THI and TMD equals or exceeds the Basket: (i) TMD will bear the first $755,000 of Losses incurred by it; (ii) THI will bear the first $1,735,000 of Losses incurred by it; and
(iii) TMO will indemnify THI and TMD for any Losses incurred by them in excess of the amounts specified in (i) and (ii) above. After the aggregate amount of Losses incurred by THI and TMD equals or exceeds the Basket, each of such parties shall be entitled to exercise its right to indemnification from Baker pursuant to Section 11 of the Agreement; provided, however, that TMO shall be subrogated to the rights of each of such parties, but only to the extent that
(A) such party has not incurred the amount of Losses to be borne by such party under (i) or (ii), as the case may be, of the preceding sentence, and (B) TMO has indemnified the other party pursuant to (iii) of the preceding sentence.

       (b) After the aggregate amount of Losses for which THI and TMD are indemnified by Baker equals the Cap, THI and TMD shall each indemnify the other for the Losses incurred by the other for which the other would be entitled to indemnification from Baker in the absence of the Cap, but only to the extent that the indemnifying party has been indemnified by Baker for Losses in excess of $45,110,000, if THI is the indemnifying party, or $19,890,000, if TMD is the indemnifying party.

  4. Allocation of Certain Obligations under Section 11 of the Agreement. Under Section 11.3(a)(i) of the Agreement, Baker is not entitled to indemnification from TMO until the total amount of Losses incurred by Baker exceeds the Basket. THI and TMD agree that, after the total Losses incurred by Baker exceeds the Basket, each party should indemnify Baker only for the amount by which the Losses caused by such party exceed such party's proportionate share of the Basket ($1,735,000 for THI and $765,000 for TMD). Therefore, THI and TMD agree that, after Baker's Losses equal or exceed the Basket, if either party has caused Baker Losses in excess of such party's proportionate share of the Basket,
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then such party shall reimburse the other party for amounts paid by the other party to indemnify Baker for Losses caused by such other party, but only to the extent that the total amount of Baker Losses caused by the other party is less than such other party's proportionate share of the Basket.

  5.   Representations and Warranties.

       5.1 Representations of THI. THI represents and warrants to TMD and TMO that (a) THI has all requisite right, power, capacity and authority to enter into, deliver and perform this Agreement, (b) this Agreement has been duly and validly executed and delivered by THI pursuant to all necessary corporate action of THI and (c) this Agreement is a legal, valid and binding obligation of THI, enforceable against THI in accordance with its terms.

       5.2 Representations of TMD. TMD represents and warrants to THI and TMO that (a) TMD has all requisite right, power, capacity and authority to enter into, deliver and perform this Agreement, (b) this Agreement has been duly and validly executed and delivered by TMD pursuant to all necessary corporate action of TMD and (c) this Agreement is a legal, valid and binding obligation of TMD, enforceable against TMD in accordance with its terms.

       5.3 Representations of TMO. TMO represents and warrants to THI and TMD that (a) TMO has all requisite right, power, capacity and authority to enter into, deliver and perform this Agreement, (b) this Agreement has been duly and validly executed and delivered by TMO pursuant to all necessary corporate action of TMO, (c) this Agreement is a legal, valid and binding obligation of TMO, enforceable against TMO in accordance with its terms and (d) TMO has all requisite power and authority under the Agreement to assign its rights and obligations under the Agreement to THI and TMD as provided herein.

  6.   Indemnification.

       6.1 By THI. THI shall indemnify TMO and TMD from, and hold them harmless against, all claims, demands, liabilities, expenses, losses, costs or damages, including reasonable attorneys' fees (collectively, "Costs"), incurred by them resulting from or relating to: (a) the THI Obligations, (b) any failure by THI to perform any obligation under this Agreement, or (c) the inaccuracy of any representation or warranty of THI in this Agreement.

       6.2 By TMD. TMD shall indemnify TMO and THI from, and hold them harmless against, all Costs incurred by them resulting from or relating to: (a) the TMD Obligations, (b) any failure by TMD to perform any obligation under this Agreement, or (c) the inaccuracy of any representation or warranty of TMD in this Agreement.

       6.3 By TMO. TMO shall indemnify THI and TMD from, and hold them harmless against, all Costs incurred by them resulting from or relating to: (a) any failure by TMO to perform any obligation under this Agreement, (b) any breach by TMO of the Agreement prior to the date of this Agreement, (c) any breach by TMO of any representation or warranty contained in the Agreement to the extent such representation or warranty relates to TMO or affiliates of TMO other than THI and TMD, or (d) the inaccuracy of any representation or warranty of TMO in this Agreement.

       6.4 By THI and TMD. THI and TMD shall, jointly and severally, indemnify TMO from, and hold it harmless against, all Costs incurred by it resulting from or relating to Mixed Obligations.

       6.5 Third Party Claims. In the event that any legal proceedings shall be instituted or any claim or demand shall be asserted by any third party in
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respect of which indemnification may be sought by any party hereto from any other party hereto, such parties shall follow the procedures set forth in
Section 11.4 of the Agreement.

  7. Further Assurances. TMO shall execute such further instruments of transfer and conveyance or take such further action as THI or TMD shall reasonably request in order to give effect to the assignment of TMO's rights to acquire the Assets and the Shares and TMO's other rights under the Agreement. THI and TMD shall execute such further instruments of assumption or other documents or take such other action as TMO shall reasonably request in order to give effect to the assumption by THI and TMD of TMO's obligations to assume the Assumed Liabilities and TMO's other obligations under the Agreement.

  8. Notices. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be delivered by hand or mailed by first class certified or registered mail, return receipt requested, postage prepaid:

If to TMO, at:

81 Wyman Street
P.O. Box 9046
Waltham, MA 02254-9046
Attention:  General Counsel

If to THI, at:

504 Airport Road
P.O. Box 2108
Santa Fe, New Mexico 87504-2108
Attention:  President

If to TMD, at:

470 Wildwood Street
P.O. Box 2697
Woburn, MA 01888-2697
Attention:  President


If to THI or TMD, also with a copy to:


  9. Governing Law. This Agreement will be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.

  10. Counterparts This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

  11. Fees and Expenses. THI and TMD will split all fees and expenses including legal fees) in proportion to the amount of the Purchase Price to be paid by each; provided, however, that if fees and expenses are incurred in a country in which either THI or TMD but not the other purchases Assets or Shares, then such party shall bear all of the fees and expenses associated with that country.

  12. Effectiveness. This Agreement shall be deemed to become effective immediately prior to the Closing.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the ____
day of  March, 1994.

                                        THERMO ELECTRON CORPORATION


                                        By_________________________________
                                        Name:

                                        Title________________________________


                                        THERMO INSTRUMENT SYSTEMS INC.


                                        By_________________________________
                                        Name:

                                        Title________________________________


                                        THERMEDICS INC.


                                        By_________________________________
                                        Name:

                                        Title________________________________